Exhibit 99.1

News Release For further information, please contact:
5790 Widewaters Parkway, DeWitt, N.Y. 13214	Joseph E. Sutaris, EVP & Chief Financial Officer Office: (315) 445-7396

Community Bank System, Inc. Reports First Quarter 2024 Results

SYRACUSE, N.Y. — April 23, 2024 — Community Bank System, Inc. (the “Company”) (NYSE: CBU) reported first quarter 2024 results that are included in the attached supplement. This earnings release, including supporting financial tables, is also available within the press releases section of the Company's investor relations website at: https://ir.communitybanksystem.com/news-presentations/press-releases/. An archived webcast of the earnings call will be available on this site for one full year.

First Quarter 2024 Performance Summary

•	Net income of $40.9 million, or $0.76 per fully diluted share, increased $35.1 million, or $0.65 per fully diluted share, from the prior year’s first quarter and increased $7.2 million, or $0.13 per fully diluted share, from the fourth quarter of 2023

•	Operating net income, a non-GAAP measure that excludes the after-tax effects of acquisition expenses, acquisition-related contingent consideration adjustments, restructuring expenses, litigation accrual, gain on debt extinguishment, loss on sales of investment securities, unrealized gain (loss) on equity securities and amortization of intangible assets from net income, of $43.8 million, or $0.82 per fully diluted share, decreased $5.9 million, or $0.10 per fully diluted share, from the prior year’s first quarter and was consistent with the fourth quarter of 2023

•	Total revenues of $177.3 million, a new quarterly record for the Company, increased $52.8 million, or 42.4%, from the prior year’s first quarter that included a $52.3 million pre-tax realized loss on sales of investment securities, and increased $0.3 million, or 0.2%, from the fourth quarter of 2023

•	Total financial services (employee benefit services, insurance services and wealth management services) revenues of $52.0 million, also a new quarterly record for the Company, increased $2.9 million, or 5.8%, from the prior year’s first quarter and increased $2.5 million, or 5.0%, from the fourth quarter of 2023

•	Operating pre-tax, pre-provision net revenue, a non-GAAP measure that excludes the provision for credit losses, acquisition expenses, acquisition-related contingent consideration adjustments, restructuring expenses, litigation accrual, gain on debt extinguishment, loss on sales of investment securities, unrealized gain (loss) on equity securities and amortization of intangible assets from income before income taxes, of $62.9 million, or $1.18 per fully diluted share, decreased $3.4 million, or $0.04 per fully diluted share, from the prior year’s first quarter and increased $2.4 million, or $0.05 per fully diluted share, from the fourth quarter of 2023

•	Total ending loans of $9.88 billion increased $178.9 million, or 1.8%, from the end of 2023, marking the eleventh consecutive quarter of loan growth, and increased $901.2 million, or 10.0%, from the end of the prior year’s first quarter

•	Total ending deposits of $13.35 billion increased $423.9 million, or 3.3%, from the end of 2023 and increased $241.4 million, or 1.8%, from the end of the prior year’s first quarter

•	Annualized loan net charge-offs were 0.12% for the quarter

•	Tier 1 leverage ratio of 9.01% at the end of the quarter continues to substantially exceed the regulatory well-capitalized standard of 5.0%

Company management will conduct an investor call at 11:00 a.m. (ET) today, April 23, 2024, to discuss the first quarter 2024 results. The conference call can be accessed at 1-833-630-0464 (1-412-317-1809 if outside the United States and Canada). Investors may also listen live via the Internet at: https://app.webinar.net/OXrxVp7w7PM.

About Community Bank System, Inc.

Community Bank System, Inc. is a diversified financial services company that is focused on four main business lines – banking, employee benefit services, insurance services and wealth management. Its banking subsidiary, Community Bank, N.A., is among the country’s 100 largest banking institutions with over $15 billion in assets and operates approximately 200 customer facilities across Upstate New York, Northeastern Pennsylvania, Vermont, and Western Massachusetts. The Company’s Benefit Plans Administrative Services, Inc. subsidiary is a leading provider of employee benefits administration, trust services, collective investment fund administration, and actuarial consulting services to customers on a national scale. The Company’s OneGroup NY, Inc. subsidiary is a top 75 U.S. insurance agency. The Company also offers comprehensive financial planning, trust administration and wealth management services through its Community Bank Wealth Management operating unit.

Community Bank System, Inc. is listed on the New York Stock Exchange and the Company’s stock trades under the symbol CBU. For more information about Community Bank visit www.cbna.com or https://ir.communitybanksystem.com.

News Release For further information, please contact:
5790 Widewaters Parkway, DeWitt, N.Y. 13214	Joseph E. Sutaris, EVP & Chief Financial Officer Office: (315) 445-7396

Community Bank System, Inc. Reports First Quarter 2024 Results

SYRACUSE, N.Y. — April 23, 2024

Community Bank System, Inc. (the “Company”) (NYSE: CBU) reported first quarter 2024 net income of $40.9 million, or $0.76 per fully diluted share and non-GAAP operating net income of $43.8 million, or $0.82 per fully diluted share.

“Our Company continued to execute on our below average risk investment profile through our diverse revenue streams, solid core funding and regulatory capital position, strong credit and robust liquidity levels. For the second consecutive quarter the overall Company established a new record for quarterly revenues, despite the continued pressure on funding costs,” commented Dimitar A. Karaivanov, President and CEO.

“Strong results in our market-sensitive recurring fee income businesses mitigated margin pressure in our banking business and growth in operating expenses moderated as expected. While quantitative credit metrics remain very strong and improved during the quarter, we modestly increased our qualitative assessment of future uncertainty and proactively added to our reserves. The Company’s operating pre-tax, pre-provision net revenue per share, a non-GAAP measure, was up $0.05, or 4.4%, over the linked fourth quarter, demonstrating solid improvement in the Company’s core operating performance.

Looking forward, we anticipate continued growth in revenues with controlled expenses, moderation of funding costs and normalization of the credit environment.”

During the first quarter of 2024, the Company modified the presentation of its non-GAAP operating results to exclude amortization of intangible assets which the Company believes better reflects core performance across its segments and enhances comparability to both banking and non-banking organizations. The prior periods have been recast to conform to the current period presentation.

First Quarter 2024 Performance

Operating Performance

•         Diluted Earnings Per Share

o        $0.76 per share, an increase of $0.65 per share from the first quarter of 2023 and an increase of $0.13 per share from the fourth quarter of 2023

•         Operating Diluted Earnings Per Share (non-GAAP)

o         $0.82 per share, a decrease of $0.10 per share from the first quarter of 2023 and consistent with the fourth quarter of 2023

•         Operating Pre-Tax, Pre-Provision Net Revenue Per Share (non-GAAP)

o        $1.18 per share, a decrease of $0.04 per share from the first quarter of 2023 and an increase of $0.05 per share from the fourth quarter of 2023

Return Metrics	• Return on Assets | Operating Return on Assets (non-GAAP) o 1.04% | 1.11% • Return on Equity | Operating Return on Equity (non-GAAP) o 9.78% | 10.47%

Revenues

•         Total Revenues

o        $177.3 million, an increase of $52.8 million, or 42.4%, from the first quarter of 2023 and an increase of $0.3 million, or 0.2%, from the fourth quarter of 2023

•         Total Operating Revenues (non-GAAP)

o        $177.3 million, an increase of $0.6 million, or 0.4%, from the first quarter of 2023 and an increase of $0.4 million, or 0.2%, from the fourth quarter of 2023

•         Noninterest Revenues

o        $70.3 million, an increase of $56.8 million from the first quarter of 2023 and an increase of $2.5 million, or 3.7%, from the fourth quarter of 2023

•         Total Operating Noninterest Revenues (non-GAAP)

o        $70.3 million, an increase of $4.7 million, or 7.1%, from the first quarter of 2023 and an increase of $2.6 million, or 3.8%, from the fourth quarter of 2023

•         Noninterest Revenues/Total Revenues | Operating Noninterest Revenues/Operating Revenues (FTE) (non-GAAP)

o    39.6% | 39.4%

Net Interest Income and Net Interest Margin

•         Net Interest Income

o        $107.0 million, a decrease of $2.2 million, or 2.0%, from the fourth quarter of 2023 and a decrease of $4.0 million, or 3.6%, from the first quarter of 2023

•         Net Interest Margin

o        2.95%, a decrease of 10 basis points from 3.05% for the fourth quarter of 2023 and a decrease of 22 basis points from 3.17% for the first quarter of 2023

•         Net Interest Margin (Fully Tax-Equivalent) (non-GAAP)

o        2.98%, a decrease of nine basis points from 3.07% for the fourth quarter of 2023 and a decrease of 22 basis points from 3.20% for the first quarter of 2023

Balance Sheet and Funding

•         Total Ending Loans

o    $9.88 billion, an increase of $178.9 million, or 1.8%, from December 31, 2023, and an increase of $901.2 million, or 10.0%, from one year ago

•         Total Ending Deposits

o        $13.35 billion, an increase of $423.9 million, or 3.3%, from December 31, 2023, and an increase of $241.4 million, or 1.8%, from one year ago

•         Total Deposit Funding Costs | Total Cost of Funds

o       1.14% | 1.31%

Risk Metrics

•         Annualized Loan Net Charge-Offs

o        0.12%

•         Tier 1 Leverage Ratio

o        9.01%

•         Loan-to-deposit ratio

o        74.0%

•         Non-owner occupied and multifamily commercial real estate (“CRE”) / total bank-level regulatory capital

o        201%

First Quarter 2024 Business Segment Revenues

Banking

•        Total Revenues of $125.3 million decreased $2.4 million, or 1.9%, from the first quarter of 2023 excluding the impact of $52.3 million of investment securities losses in the prior year’s first quarter and decreased $2.2 million, or 1.7%, from the fourth quarter of 2023.

•        The decreases between both periods were primarily due to lower net interest income resulting from higher funding costs, partially offset by increases in noninterest revenues.

Employee Benefit Services

•        Total Revenues of $31.7 million increased $2.3 million, or 7.9%, from the first quarter of 2023 and $1.7 million, or 5.6%, from the fourth quarter of 2023.

•        The increases between both periods were reflective of increases in the total participants under administration along with growth in asset-based fee revenues resulting from market appreciation and the acquisition of certain assets of Creative Plan Designs Limited on February 1, 2024.

Insurance Services

•        Total Revenues of $11.1 million decreased $0.4 million, or 3.6%, from the first quarter of 2023 and $0.5 million, or 4.2%, from the fourth quarter of 2023.

•        The decreases between both periods were reflective of timing differences in certain commercial policy renewals and lower insurance carrier-related contingency revenues.

Wealth Management Services

•        Total Revenues of $9.2 million increased $1.0 million, or 11.7%, from the first quarter of 2023 and $1.3 million, or 16.5%, from the fourth quarter of 2023.

•        The increases between both periods were reflective of more favorable investment market conditions that drove increases in assets under management between the periods.

Results of Operations

The Company reported first quarter 2024 net income of $40.9 million, or $0.76 per fully diluted share. This compares to net income of $5.8 million, or $0.11 per fully diluted share for the first quarter of 2023. The $0.65 increase in earnings per share was primarily reflective of the realized loss on investment security sales recognized in the first quarter of 2023 which negatively impacted first quarter 2023 earnings per share by $0.75. Excluding this item, earnings per share decreased $0.10, driven by increases in noninterest expenses, the provision for credit losses and income taxes and a decrease in net interest income, partially offset by an increase in noninterest revenues and a decrease in the number of fully diluted shares outstanding. Comparatively, the Company’s diluted earnings per share increased $0.13 from $0.63 per share for the linked fourth quarter of 2023 due to decreases in noninterest expenses and the number of fully diluted shares outstanding and an increase in noninterest revenues, partially offset by increases in income taxes and the provision for credit losses and a decrease in net interest income.

Net Interest Income and Net Interest Margin

The Company’s eleventh consecutive quarter of loan growth supported continued expansion in interest income that was offset by higher interest expense driven by funding cost pressures.

•	Net interest income in the first quarter of 2024 was $107.0 million, down $4.0 million, or 3.6%, compared to the first quarter of 2023, and down $2.2 million, or 2.0%, from the fourth quarter of 2023.
•	Net interest margin in the first quarter of 2.95% and fully tax-equivalent net interest margin, a non-GAAP measure, of 2.98% both decreased by 22 basis points from the first quarter of 2023. These decreases were primarily the result of an increase in the cost of interest-bearing liabilities, partially offset by higher yields on interest-earning assets and a higher proportion of those assets being comprised of loan balances. The change in composition of interest-earning assets was primarily due to strong organic loan growth and a decrease in investment securities balances driven by maturities between the periods and the sales of certain lower-yielding available-for-sale investment securities in the prior year’s first quarter.
•	The yield on interest-earning assets increased 61 basis points to 4.24% over the prior year’s first quarter primarily as a result of higher loan yields due to market-related increases in interest rates on new loans, an increase in variable and adjustable-rate loan yields driven by rising market interest rates, including the prime rate, and a high level of new loan originations.
•	The cost of interest-bearing liabilities increased 115 basis points from 0.62% in the first quarter of 2023 to 1.77% in the first quarter of 2024 as a result of market-driven higher deposit and borrowing rates and change in deposit mix.
•	On a linked quarter basis, net interest margin decreased by 10 basis points, while tax-equivalent net interest margin, a non-GAAP measure, decreased by nine basis points. The cost of funds increased 23 basis points, including a 29 basis point increase in the cost of interest-bearing liabilities, while the yield on interest-earning assets increased 13 basis points. The increase in the cost of interest-bearing liabilities included a 19 basis point increase in the average interest-bearing deposit rate and a 69 basis point increase in the average borrowing rate impacted by the Company’s short-term utilization of the Federal Reserve’s Bank Term Funding Program during the first quarter which temporarily reduced the proportion of lower rate customer repurchase agreements to total borrowings.

Noninterest Revenues

The Company’s banking and financial services (including employee benefit services, insurance services and wealth management services) noninterest revenue streams continue to reduce its dependence on net interest income and lay a solid foundation for future growth and opportunities.

•	Banking noninterest revenues, comprised of deposit service and other banking fees and mortgage banking noninterest revenues, increased $1.8 million, or 11.1%, from $16.4 million in the first quarter of 2023 to $18.2 million in the first quarter of 2024, reflective of increases in debit interchange and ATM fees as well as CRE financing and advisory revenues. Comparatively, banking noninterest revenues increased $0.1 million, or 0.3%, from the fourth quarter of 2023.
•	Employee benefit services revenues for the first quarter of 2024 were $31.7 million, an increase of $2.3 million, or 7.9%, in comparison to the first quarter of 2023 and $1.7 million, or 5.6%, from the fourth quarter of 2023, driven by new business and increases in the total participants under administration, along with growth in asset-based fee revenues resulting from market appreciation and the acquisition of certain assets of Creative Plan Designs Limited, a provider of employee benefit plan design, administration and consulting, on February 1, 2024.
•	Insurance services revenues for the first quarter of 2024 were $11.1 million, which represents a $0.4 million, or 3.6%, decrease versus the prior year’s first quarter and $0.5 million, or 4.2%, from the fourth quarter of 2023, due in part to timing differences in certain commercial policy renewals and lower insurance carrier-related contingency revenues.
•	Wealth management services revenues for the first quarter of 2024 were $9.2 million, an increase of $1.0 million, or 11.7%, from $8.2 million in the first quarter of 2023 and $1.3 million, or 16.5%, from the fourth quarter of 2023. The increases between both periods were reflective of growth in assets under management primarily driven by favorable investment market conditions.

Noninterest Expenses and Income Taxes

The Company continues to maintain a focus on managing expenses consistent with its organic growth strategies and scale objectives, while evaluating efficiency opportunities and the enhancement of operating leverage in all lines of business.

•	The Company recorded $118.1 million in total noninterest expenses in the first quarter of 2024, compared to $114.1 million of total noninterest expenses in the prior year’s first quarter. The $4.0 million, or 3.5%, increase between the periods was mainly driven by higher salaries and employee benefits, data processing and communications expenses and other expenses.
•	The $1.6 million, or 2.2%, increase in salaries and employee benefits expenses was primarily driven by merit and market-related increases in employee wages, partially offset by the impact of the previously announced retail customer service workforce optimization plan and a decrease in employee retirement-related severance expense.
•	The $1.2 million, or 9.3%, increase in data processing and communications expenses is reflective of the Company’s continued investment in customer-facing and back-office technologies including investments being made in additional technology to enhance its detection and prevention of customer payment-related fraud and cybersecurity-related incidents.
•	Other expenses were up $1.6 million, or 24.4%, primarily due to increases in insurance expenses, including $0.4 million associated with an additional expected increase to the FDIC special assessment to recover the loss to the Deposit Insurance Fund associated with protecting uninsured depositors following the closures of certain banks in the first quarter of 2023, along with the impact of a higher FDIC insurance assessment rate and non-service related components lowering the net periodic pension benefit credit.
•	The effective tax rate for the first quarter of 2024 was 22.9%, up from 16.9% in the first quarter of 2023. Excluding the impact of tax expense and benefits related to stock-based compensation activity and income tax credit amortization, the effective tax rate for the first quarter of 2024 was 22.0%, up from 21.4% in the first quarter of 2023.

Financial Position and Liquidity

The Company’s financial position and liquidity profile remain strong, demonstrating the effectiveness of its strategic asset and liability management and prudent financial planning.

•	The Company’s total assets were $15.86 billion at March 31, 2024, representing a $602.7 million, or 4.0%, increase from one year prior and a $302.9 million, or 1.9%, increase from the end of 2023. The increase in the Company’s total assets during the twelve-month period was primarily driven by organic loan growth, partially offset by the maturities of certain available-for-sale investment securities. The increase in total assets from the end of 2023 was reflective of net deposit inflows and continued organic loan growth.
•	At March 31, 2024, the Company’s readily available sources of liquidity totaled $4.60 billion, including cash and cash equivalents balances of $338.4 million, investment securities unpledged as collateral totaling $1.58 billion, unused borrowing capacity at the Federal Home Loan Bank of New York of $1.55 billion and $1.13 billion of funding availability at the Federal Reserve Bank’s discount window.
•	The available sources of immediately available liquidity represent over 200% of the Company’s estimated uninsured deposits, net of collateralized and intercompany deposits.
•	Estimated insured deposits, net of collateralized and intercompany deposits, represent greater than 80% of first quarter total ending deposits.

Deposits and Funding

The Company continues to leverage its robust core deposit base, characterized by low funding costs, to support its financial operations.

•	Ending deposits at March 31, 2024 of $13.35 billion were $423.9 million, or 3.3%, higher than the end of 2023 and $241.4 million, or 1.8%, higher than one year prior primarily driven by net inflows of public fund deposits due in part to seasonal tax collection.
•	Ending borrowings of $682.4 million at March 31, 2024, which included $395.1 million of fixed rate Federal Home Loan Bank of New York term borrowings and $287.3 million of customer repurchase agreements, decreased $82.8 million, or 10.8%, from December 31, 2023 and increased $302.1 million, or 79.4%, from the year prior.
•	The Company’s average cost of funds increased 87 basis points, from 0.44% in the first quarter of 2023 to 1.31% in the first quarter of 2024, while the average cost of total deposits remained comparatively low relative to the industry at 1.14% for the quarter.
•	Through the end of the first quarter of 2024, the Company’s cycle-to-date deposit beta was 20% and the cycle-to-date total funding beta was 23%. The target Federal Funds rate has increased 525 basis points since December 31, 2021, while the Company’s total deposit costs and total funding costs increased 106 basis points and 122 basis points, respectively, over the same period.
•	The Company’s deposit base is well diversified across customer segments, comprised of approximately 60% consumer, 25% business and 15% municipal at the end of the current quarter, and broadly dispersed as illustrated by an average deposit balance per account of under $20,000.
•	66% of the Company’s total deposits were in checking and nominal-cost savings accounts at the end of the first quarter and the Company does not currently utilize brokered or wholesale deposits. Time deposit accounts represented 15% of the Company’s total deposits at the end of the first quarter of 2024, up seven percentage points from the end of the first quarter of 2023 and two percentage points from the end of 2023 reflective of customers responding to changes in market interest rates by moving funds into higher yielding account types.

Loans and Credit Quality

The Company’s predominantly footprint-based loan portfolio is growing and diversified, with a core focus on credit quality.

•	Ending loans at March 31, 2024 of $9.88 billion were $178.9 million, or 1.8%, higher than December 31, 2023 and $901.2 million, or 10.0%, higher than one year prior with the year-over-year growth driven by increases in all loan categories due to net organic growth.
•	At March 31, 2024, the Company’s allowance for credit losses totaled $70.1 million, or 0.71% of total loans outstanding, compared to $66.7 million, or 0.69% of total loans outstanding, at the end of 2023 and $63.2 million, or 0.70% of total loans outstanding, at March 31, 2023.
•	Reflective of an increase in loans outstanding and a stable economic forecast, the Company recorded a $6.1 million provision for credit losses during the first quarter of 2024 as the Company increased its qualitative assessment of future uncertainty and built credit loss reserves that were primarily attributable to the business lending and consumer indirect portfolios. While certain macroeconomic concerns are emerging related to non-owner occupied and multifamily CRE, the Company’s exposure to this portfolio remains diverse both geographically and by property type, and relatively low at 15% of total assets, 25% of total loans and 201% of total bank-level regulatory capital. Additionally, the current levels of delinquencies and charge-offs within this portfolio remain below long-term historical averages and credit risk ratings remain stable, reflecting the solid asset quality of this portfolio.
•	The Company recorded net charge-offs of $2.8 million, or an annualized 0.12% of average loans, in the first quarter of 2024 compared to net charge-offs of $1.5 million, or an annualized 0.07% of average loans, in the first quarter of 2023 and net charge-offs of $2.3 million, or an annualized 0.10% of average loans, in the fourth quarter of 2023.
•	Total delinquent loans, which includes loans 30 or more days past due and nonaccrual loans, as a percentage of total loans outstanding was 0.93% at the end of the first quarter of 2024. This compares to 0.73% at the end of the first quarter of 2023 and 1.06% at the end of 2023.
•	At March 31, 2024, nonperforming (90 or more days delinquent and non-accruing) loans were $49.5 million, or 0.50% of total loans outstanding compared to $54.6 million, or 0.56% of total loans outstanding at the end of 2023 and $33.8 million, or 0.38% of total loans outstanding one year earlier. The increase from the end of the first quarter of 2023 was primarily attributable to an increase in nonaccrual business lending loan balances in the fourth quarter of 2023, driven largely by the performance of three customers that were individually assessed for a specific allocation of the allowance for credit losses.
•	Loans 30 to 89 days delinquent (categorized by the Company as delinquent but performing), which tend to exhibit seasonal characteristics, were 0.43% of total loans outstanding at March 31, 2024, down from 0.50% at the end of 2023 and up from 0.35% one year earlier.

Shareholders’ Equity and Regulatory Capital

The Company’s capital planning and management activities, coupled with its diversified streams of revenue and prudent dividend practices, have allowed it to build and maintain a strong capital position. At March 31, 2024, all of the Company’s and the Bank’s regulatory capital ratios significantly exceeded well-capitalized standards.

•	Shareholders’ equity of $1.66 billion at March 31, 2024 was $22.9 million, or 1.4%, higher than one year ago, primarily due to a $71.5 million increase in retained earnings due to net income retention, partially offset by a $52.7 million increase in treasury stock due to share repurchases. Shareholders’ equity decreased $41.0 million, or 2.4%, from December 31, 2023, primarily driven by a $33.4 million increase in treasury stock due to share repurchases and a $27.3 million increase in accumulated other comprehensive loss related to the Company’s investment securities portfolio, partially offset by a $17.1 million increase in retained earnings due to net income retention.
•	The Company’s shareholders’ equity to assets ratio was 10.45% at March 31, 2024, down from 10.71% at March 31, 2023 and 10.92% at December 31, 2023.
•	The Company’s tier 1 leverage ratio of 9.01% at March 31, 2024 decreased five basis points from one year earlier and 33 basis points from December 31, 2023 and remained substantially above the regulatory well-capitalized standard of 5.0%.
•	The Company’s tangible equity to tangible assets ratio (non-GAAP) was 5.32% at March 31, 2024, down from 5.41% a year earlier and 5.75% at the end of 2023. Tangible assets (non-GAAP) increased $599.3 million, or 4.2%, from the prior year due primarily to organic loan growth, partially offset by the maturities of certain available-for-sale investment securities. Tangible equity (non-GAAP) increased $19.5 million, or 2.5%, from one year prior due to the aforementioned net income retention, partially offset by the impact of share repurchases between the periods.

Dividend Increase and Stock Repurchase Program

The payment of a meaningful and growing dividend is an important component of the Company’s commitment to provide consistent and favorable long term returns to its shareholders, and it reflects the continued strength of the Company’s long-term operating results and capital position, and management’s confidence in the future performance of the Company. The $0.01 increase in the quarterly dividend declared in the third quarter of 2023 marked the 31st consecutive year of dividend increases for the Company.

•	During the first quarter of 2024, the Company declared a quarterly cash dividend of $0.45 per share on its common stock, up 2.3% from the $0.44 dividend declared in the first quarter of 2023, representing an annualized yield of 4.0% based upon the $44.45 closing price of the Company’s stock on April 22, 2024.
•	As previously announced, in December 2023 the Company’s Board of Directors (the “Board”) approved a stock repurchase program authorizing the repurchase of up to 2.70 million shares of the Company’s common stock during a twelve-month period starting January 1, 2024. Such repurchases may be made at the discretion of the Company’s senior management based on market conditions and other relevant factors and will be acquired through open market or privately negotiated transactions as permitted under Rule 10b-18 of the Securities Exchange Act of 1934 and other applicable regulatory and legal requirements. There were 750,000 shares repurchased pursuant to the 2024 stock repurchase program in the first quarter of 2024.

Non-GAAP Measures

The Company also provides supplemental reporting of its results on an “operating” and “tangible” basis. Results on an “operating” basis exclude the after-tax effects of acquisition expenses, acquisition-related contingent consideration adjustments, restructuring expenses, litigation accrual, gain on debt extinguishment, loss on sales of investment securities, unrealized gain (loss) on equity securities and amortization of intangible assets. Results on a “tangible” basis exclude goodwill and intangible asset balances, net of accumulated amortization and applicable deferred tax amounts. In addition, the Company provides supplemental reporting for “operating pre-tax, pre-provision net revenues,” which subtracts the provision for credit losses, acquisition expenses, acquisition-related contingent consideration adjustments, restructuring expenses, litigation accrual, gain on debt extinguishment, loss on sales of investment securities, unrealized gain (loss) on equity securities and amortization of intangible assets from income before income taxes. Although these items are non-GAAP measures, the Company’s management believes this information helps investors and analysts measure underlying core performance and provides better comparability to other organizations that have not engaged in acquisitions or restructuring activities. The Company also provides supplemental reporting of its net interest income and net interest margin on a “fully tax-equivalent” basis, which includes an adjustment to net interest income that represents taxes that would have been paid had nontaxable investment securities and loans been taxable. Although fully tax-equivalent net interest income and net interest margin are non-GAAP measures, the Company’s management believes this information helps enhance comparability of the performance of assets that have different tax liabilities. The amounts for such items are presented in the tables that accompany this release. Operating diluted earnings per share, a non-GAAP measure, was $0.82 in the first quarter of 2024, down from $0.92 in the first quarter of 2023 and consistent with $0.82 in the fourth quarter of 2023. Operating pre-tax, pre-provision net revenue per share, a non-GAAP measure, was $1.18 in the first quarter of 2024, down from $1.22 in the first quarter of 2023 and up from $1.13 in the fourth quarter of 2023.

Conference Call Scheduled

Company management will conduct an investor call at 11:00 a.m. (ET) today, April 23, 2024, to discuss the first quarter 2024 results. The conference call can be accessed at 1-833-630-0464 (1-412-317-1809 if outside the United States and Canada). Investors may also listen live via the Internet at: https://app.webinar.net/OXrxVp7w7PM.

This earnings release, including supporting financial tables, is also available within the press releases section of the Company's investor relations website at: https://ir.communitybanksystem.com/news-presentations/press-releases/. An archived webcast of the earnings call will be available on this site for one full year.

About Community Bank System, Inc.

Community Bank System, Inc. is a diversified financial services company that is focused on four main business lines – banking, employee benefit services, insurance services and wealth management. Its banking subsidiary, Community Bank, N.A., is among the country’s 100 largest banking institutions with over $15 billion in assets and operates approximately 200 customer facilities across Upstate New York, Northeastern Pennsylvania, Vermont and Western Massachusetts. The Company’s Benefit Plans Administrative Services, Inc. subsidiary is a leading provider of employee benefits administration, trust services, collective investment fund administration, and actuarial consulting services to customers on a national scale. The Company’s OneGroup NY, Inc. subsidiary is a top 75 U.S. insurance agency. The Company also offers comprehensive financial planning, trust administration and wealth management services through its Community Bank Wealth Management operating unit.

Community Bank System, Inc. is listed on the New York Stock Exchange and the Company’s stock trades under the symbol CBU. For more information about Community Bank visit www.cbna.com or https://ir.communitybanksystem.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of CBU’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The following factors, among others, could cause the actual results of CBU’s operations to differ materially from its expectations: the macroeconomic and other challenges and uncertainties related to or resulting from recent bank failures; current and future economic and market conditions, including the effects on CRE and housing or vehicle prices, unemployment rates, high inflation, U.S. fiscal debt, budget and tax matters, geopolitical matters, and global economic growth; fiscal and monetary policies of the Federal Reserve Board; the potential adverse effects of unusual and infrequently occurring events; litigation and actions of regulatory authorities; management’s estimates and projections of interest rates and interest rate policies; the effect of changes in the level of checking, savings, or money market account deposit balances and other factors that affect net interest margin; future provisions for credit losses on loans and debt securities; changes in nonperforming assets; ability to contain costs in inflationary conditions; the effect on financial market valuations on CBU’s fee income businesses, including its employee benefit services, wealth management services, and insurance services businesses; the successful integration of operations of its acquisitions and performance of new branches; competition; changes in legislation or regulatory requirements, including capital requirements; and the timing for receiving regulatory approvals and completing pending merger and acquisition transactions. For more information about factors that could cause actual results to differ materially from CBU’s expectations, refer to its annual, periodic and other reports filed with the Securities and Exchange Commission (“SEC”), including the discussion under the “Risk Factors” section of such reports filed with the SEC and available on CBU’s website at https://ir.communitybanksystem.com and on the SEC’s website at www.sec.gov. Further, any forward-looking statement speaks only as of the date on which it is made, and CBU undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)
	2024	2023
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Earnings
Loan income	$127,498	$122,392	$115,138	$107,275	$100,362
Investment income	25,161	23,934	22,418	24,349	25,520
Total interest income	152,659	146,326	137,556	131,624	125,882
Interest expense	45,669	37,136	29,770	22,345	14,852
Net interest income	106,990	109,190	107,786	109,279	111,030
Provision for credit losses	6,148	4,073	2,878	752	3,500
Net interest income after provision for credit losses	100,842	105,117	104,908	108,527	107,530
Deposit service and other banking fees	17,907	18,003	17,478	17,740	16,156
Mortgage banking	345	196	113	11	275
Employee benefit services	31,698	30,015	29,997	28,565	29,384
Insurance services	11,109	11,599	12,113	11,860	11,522
Wealth management services	9,210	7,904	7,934	7,858	8,245
Loss on sales of investment securities	0	0	0	0	(52,329)
Gain on debt extinguishment	0	0	0	0	242
Unrealized gain (loss) on equity securities	16	52	(49)	(50)	0
Total noninterest revenues	70,285	67,769	67,586	65,984	13,495
Salaries and employee benefits	73,063	71,595	70,687	68,034	71,487
Data processing and communications	14,348	14,685	15,480	14,291	13,129
Occupancy and equipment	11,362	10,715	10,358	10,453	11,024
Amortization of intangible assets	3,576	3,563	3,576	3,705	3,667
Legal and professional fees	4,341	3,792	3,826	3,102	5,201
Business development and marketing	3,045	3,635	4,628	4,567	2,901
Acquisition-related contingent consideration adjustments	0	2,200	80	1,000	0
Litigation accrual	119	5,800	0	0	0
Acquisition expenses	35	7	0	(1)	57
Restructuring expenses	0	1,163	0	0	0
Other	8,195	11,936	7,869	7,887	6,586
Total noninterest expenses	118,084	129,091	116,504	113,038	114,052
Income before income taxes	53,043	43,795	55,990	61,473	6,973
Income taxes	12,171	10,089	11,861	13,182	1,175
Net income	$40,872	$33,706	$44,129	$48,291	$5,798
Basic earnings per share	$0.77	$0.63	$0.82	$0.90	$0.11
Diluted earnings per share	$0.76	$0.63	$0.82	$0.89	$0.11
Profitability (GAAP)
Return on assets (GAAP)	1.04%	0.87%	1.16%	1.28%	0.15%
Return on equity (GAAP)	9.78%	8.53%	10.90%	11.86%	1.49%
Noninterest revenues/total revenues (GAAP)	39.6%	38.3%	38.5%	37.6%	10.8%
Efficiency ratio (GAAP)	66.6%	72.9%	66.4%	64.5%	91.6%
Profitability (non-GAAP)
Operating return on assets (non-GAAP)	1.11%	1.13%	1.23%	1.38%	1.31%
Operating return on equity (non-GAAP)	10.47%	11.10%	11.62%	12.78%	12.78%
Return on tangible equity (non-GAAP)	19.94%	18.75%	23.34%	24.89%	3.26%
Operating return on tangible equity (non-GAAP)	21.36%	24.38%	24.89%	26.82%	27.92%
Operating noninterest revenues/operating revenues (FTE) (non-GAAP)	39.4%	38.1%	38.3%	37.4%	36.9%
Operating efficiency ratio (non-GAAP)	64.1%	65.4%	64.0%	61.4%	62.1%

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)
	2024	2023
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Components of Net Interest Margin (FTE)
Loan yield	5.25%	5.08%	4.92%	4.75%	4.59%
Cash equivalents yield	5.39%	5.49%	4.97%	4.27%	3.49%
Investment yield	2.02%	2.03%	1.96%	2.07%	2.01%
Earning asset yield	4.24%	4.11%	3.94%	3.82%	3.63%
Interest-bearing deposit rate	1.56%	1.37%	1.09%	0.84%	0.45%
Borrowing rate	3.81%	3.12%	3.34%	2.60%	2.78%
Cost of all interest-bearing funds	1.77%	1.48%	1.23%	0.94%	0.62%
Cost of total deposits	1.14%	0.98%	0.76%	0.59%	0.31%
Cost of funds (includes noninterest-bearing deposits)	1.31%	1.08%	0.88%	0.67%	0.44%
Net interest margin	2.95%	3.05%	3.07%	3.14%	3.17%
Net interest margin (FTE) (non-GAAP)	2.98%	3.07%	3.10%	3.18%	3.20%
Fully tax-equivalent adjustment (non-GAAP)	$1,014	$1,037	$1,034	$1,080	$1,091
Average Balances
Loans	$9,788,707	$9,583,396	$9,303,479	$9,072,956	$8,884,164
Cash equivalents	230,299	113,071	53,279	28,491	27,775
Taxable investment securities	4,071,256	4,032,386	4,080,835	4,313,875	4,760,089
Nontaxable investment securities	488,381	493,434	508,356	525,314	532,604
Total interest-earning assets	14,578,643	14,222,287	13,945,949	13,940,636	14,204,632
Total assets	15,796,867	15,333,131	15,123,226	15,150,001	15,366,863
Interest-bearing deposits	9,462,083	9,266,908	8,961,895	9,053,199	8,925,555
Borrowings	936,588	665,322	619,510	523,585	717,788
Total interest-bearing liabilities	10,398,671	9,932,230	9,581,405	9,576,784	9,643,343
Noninterest-bearing deposits	3,570,902	3,706,781	3,810,542	3,836,341	4,043,494
Shareholders' equity	1,681,211	1,567,381	1,605,798	1,632,992	1,576,717
Balance Sheet Data
Cash and cash equivalents	$338,381	$190,962	$455,807	$222,779	$189,298
Investment securities	4,152,114	4,165,312	3,960,001	4,231,899	4,630,741
Loans:
Business lending	4,220,199	4,084,396	3,914,935	3,833,697	3,747,942
Consumer mortgage	3,317,467	3,285,018	3,196,764	3,072,090	3,019,718
Consumer indirect	1,716,028	1,703,440	1,708,302	1,644,811	1,605,659
Home equity	446,056	446,515	444,764	439,186	432,027
Consumer direct	183,750	185,229	185,301	180,985	176,989
Total loans	9,883,500	9,704,598	9,450,066	9,170,769	8,982,335
Allowance for credit losses	70,091	66,669	64,945	63,284	63,170
Goodwill and intangible assets, net	904,439	897,987	901,334	901,709	900,914
Other assets	650,327	663,563	684,059	644,178	615,835
Total assets	15,858,670	15,555,753	15,386,322	15,108,050	15,255,953
Deposits:
Noninterest-bearing	3,554,686	3,638,527	3,780,519	3,855,085	3,949,801
Non-maturity interest-bearing	7,835,543	7,569,131	7,755,916	7,740,818	8,106,734
Time	1,961,793	1,720,463	1,494,353	1,275,883	1,054,137
Total deposits	13,352,022	12,928,121	13,030,788	12,871,786	13,110,672
Customer repurchase agreements	287,241	304,595	330,252	233,469	304,607
Other borrowings	395,122	460,603	316,837	251,284	75,684
Accrued interest and other liabilities	167,330	164,497	153,506	134,105	130,977
Total liabilities	14,201,715	13,857,816	13,831,383	13,490,644	13,621,940
Shareholders' equity	1,656,955	1,697,937	1,554,939	1,617,406	1,634,013
Total liabilities and shareholders' equity	15,858,670	15,555,753	15,386,322	15,108,050	15,255,953

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)
	2024	2023
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Capital and Other
Shareholders’ equity/total assets (GAAP)	10.45%	10.92%	10.11%	10.71%	10.71%
Tangible equity/tangible assets (non-GAAP)	5.32%	5.75%	4.81%	5.34%	5.41%
Tier 1 leverage ratio	9.01%	9.34%	9.44%	9.35%	9.06%
Loan-to-deposit ratio	74.0%	75.1%	72.5%	71.2%	68.5%
Diluted weighted average common shares outstanding	53,467	53,665	53,798	54,008	54,207
Period end common shares outstanding	52,765	53,327	53,427	53,528	53,725
Cash dividends declared per common share	$0.45	$0.45	$0.45	$0.44	$0.44
Book value (GAAP)	$31.40	$31.84	$29.10	$30.22	$30.41
Tangible book value (non-GAAP)	$15.12	$15.85	$13.07	$14.21	$14.49
Common stock price at quarter-end	$48.03	$52.11	$42.21	$46.88	$52.49
Asset Quality
Nonaccrual loans	$44,904	$48,687	$33,122	$29,923	$29,745
Accruing loans 90+ days delinquent	4,554	5,886	3,731	3,395	4,027
Total nonperforming loans	49,458	54,573	36,853	33,318	33,772
Other real estate owned (OREO)	1,742	1,159	578	623	508
Total nonperforming assets	51,200	55,732	37,431	33,941	34,280
Net charge-offs	2,840	2,337	1,249	706	1,511
Allowance for credit losses/loans outstanding	0.71%	0.69%	0.69%	0.69%	0.70%
Nonperforming loans/loans outstanding	0.50%	0.56%	0.39%	0.36%	0.38%
Allowance for credit losses/nonperforming loans	142%	122%	176%	190%	187%
Net charge-offs/average loans	0.12%	0.10%	0.05%	0.03%	0.07%
Delinquent loans/ending loans	0.93%	1.06%	0.90%	0.83%	0.73%
Provision for credit losses/net charge-offs	216%	174%	230%	106%	232%
Nonperforming assets/total assets	0.32%	0.36%	0.24%	0.22%	0.22%
Quarterly GAAP to Non-GAAP Reconciliations
Operating pre-tax, pre-provision net revenue (non-GAAP)
Net income (GAAP)	$40,872	$33,706	$44,129	$48,291	$5,798
Income taxes	12,171	10,089	11,861	13,182	1,175
Income before income taxes	53,043	43,795	55,990	61,473	6,973
Provision for credit losses	6,148	4,073	2,878	752	3,500
Pre-tax, pre-provision net revenue (non-GAAP)	59,191	47,868	58,868	62,225	10,473
Acquisition expenses	35	7	0	(1)	57
Acquisition-related contingent consideration adjustments	0	2,200	80	1,000	0
Restructuring expenses	0	1,163	0	0	0
Litigation accrual	119	5,800	0	0	0
Loss on sales of investment securities	0	0	0	0	52,329
Gain on debt extinguishment	0	0	0	0	(242)
Unrealized (gain) loss on equity securities	(16)	(52)	49	50	0
Amortization of intangible assets	3,576	3,563	3,576	3,705	3,667
Operating pre-tax, pre-provision net revenue (non-GAAP)	$62,905	$60,549	$62,573	$66,979	$66,284

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)
	2024	2023
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Quarterly GAAP to Non-GAAP Reconciliations
Operating pre-tax, pre-provision net revenue per share (non-GAAP)
Diluted earnings per share (GAAP)	$0.76	$0.63	$0.82	$0.89	$0.11
Income taxes	0.23	0.19	0.22	0.25	0.02
Income before income taxes	0.99	0.82	1.04	1.14	0.13
Provision for credit losses	0.12	0.07	0.05	0.01	0.06
Pre-tax, pre-provision net revenue per share (non-GAAP)	1.11	0.89	1.09	1.15	0.19
Acquisition expenses	0.00	0.00	0.00	0.00	0.00
Acquisition-related contingent consideration adjustments	0.00	0.04	0.00	0.02	0.00
Restructuring expenses	0.00	0.02	0.00	0.00	0.00
Litigation accrual	0.00	0.11	0.00	0.00	0.00
Loss on sales of investment securities	0.00	0.00	0.00	0.00	0.96
Gain on debt extinguishment	0.00	0.00	0.00	0.00	0.00
Unrealized (gain) loss on equity securities	0.00	0.00	0.00	0.00	0.00
Amortization of intangible assets	0.07	0.07	0.07	0.07	0.07
Operating pre-tax, pre-provision net revenue per share (non-GAAP)	$1.18	$1.13	$1.16	$1.24	$1.22

Operating net income (non-GAAP)
Net income (GAAP)	$40,872	$33,706	$44,129	$48,291	$5,798
Acquisition expenses	35	7	0	(1)	57
Tax effect of acquisition expenses	(8)	(1)	0	0	(12)
Subtotal (non-GAAP)	40,899	33,712	44,129	48,290	5,843
Acquisition-related contingent consideration adjustments	0	2,200	80	1,000	0
Tax effect of acquisition-related contingent consideration adjustments	0	(443)	(17)	(214)	0
Subtotal (non-GAAP)	40,899	35,469	44,192	49,076	5,843
Restructuring expenses	0	1,163	0	0	0
Tax effect of restructuring expenses	0	(234)	0	0	0
Subtotal (non-GAAP)	40,899	36,398	44,192	49,076	5,843
Litigation accrual	119	5,800	0	0	0
Tax effect of litigation accrual	(26)	(1,168)	0	0	0
Subtotal (non-GAAP)	40,992	41,030	44,192	49,076	5,843
Loss on sales of investment securities	0	0	0	0	52,329
Tax effect of loss on sales of investment securities	0	0	0	0	(11,171)
Subtotal (non-GAAP)	40,992	41,030	44,192	49,076	47,001
Gain on debt extinguishment	0	0	0	0	(242)
Tax effect of gain on debt extinguishment	0	0	0	0	52
Subtotal (non-GAAP)	40,992	41,030	44,192	49,076	46,811
Unrealized (gain) loss on equity securities	(16)	(52)	49	50	0
Tax effect of unrealized (gain) loss on equity securities	4	10	(10)	(11)	0
Subtotal (non-GAAP)	40,980	40,988	44,231	49,115	46,811
Amortization of intangible assets	3,576	3,563	3,576	3,705	3,667
Tax effect of amortization of intangible assets	(787)	(718)	(757)	(793)	(783)
Operating net income (non-GAAP)	$43,769	$43,833	$47,050	$52,027	$49,695

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)
	2024	2023
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Quarterly GAAP to Non-GAAP Reconciliations
Operating diluted earnings per share (non-GAAP)
Diluted earnings per share (GAAP)	$0.76	$0.63	$0.82	$0.89	$0.11
Acquisition expenses	0.00	0.00	0.00	0.00	0.00
Tax effect of acquisition expenses	0.00	0.00	0.00	0.00	0.00
Subtotal (non-GAAP)	0.76	0.63	0.82	0.89	0.11
Acquisition-related contingent consideration adjustments	0.00	0.04	0.00	0.02	0.00
Tax effect of acquisition-related contingent consideration adjustments	0.00	(0.01)	0.00	0.00	0.00
Subtotal (non-GAAP)	0.76	0.66	0.82	0.91	0.11
Restructuring expenses	0.00	0.02	0.00	0.00	0.00
Tax effect of restructuring expenses	0.00	0.00	0.00	0.00	0.00
Subtotal (non-GAAP)	0.76	0.68	0.82	0.91	0.11
Litigation accrual	0.00	0.11	0.00	0.00	0.00
Tax effect of litigation accrual	0.00	(0.03)	0.00	0.00	0.00
Subtotal (non-GAAP)	0.76	0.76	0.82	0.91	0.11
Loss on sales of investment securities	0.00	0.00	0.00	0.00	0.96
Tax effect of loss on sales of investment securities	0.00	0.00	0.00	0.00	(0.21)
Subtotal (non-GAAP)	0.76	0.76	0.82	0.91	0.86
Gain on debt extinguishment	0.00	0.00	0.00	0.00	0.00
Tax effect of gain on debt extinguishment	0.00	0.00	0.00	0.00	0.00
Subtotal (non-GAAP)	0.76	0.76	0.82	0.91	0.86
Unrealized (gain) loss on equity securities	0.00	0.00	0.00	0.00	0.00
Tax effect of unrealized (gain) loss on equity securities	0.00	0.00	0.00	0.00	0.00
Subtotal (non-GAAP)	0.76	0.76	0.82	0.91	0.86
Amortization of intangible assets	0.07	0.07	0.07	0.07	0.07
Tax effect of amortization of intangible assets	(0.01)	(0.01)	(0.02)	(0.02)	(0.01)
Operating diluted earnings per share (non-GAAP)	$0.82	$0.82	$0.87	$0.96	$0.92

Return on assets
Net income (GAAP)	$40,872	$33,706	$44,129	$48,291	$5,798
Average total assets	15,796,867	15,333,131	15,123,226	15,150,001	15,366,863
Return on assets (GAAP)	1.04%	0.87%	1.16%	1.28%	0.15%

Operating return on assets (non-GAAP)
Operating net income (non-GAAP)	$43,769	$43,833	$47,050	$52,027	$49,695
Average total assets	15,796,867	15,333,131	15,123,226	15,150,001	15,366,863
Operating return on assets (non-GAAP)	1.11%	1.13%	1.23%	1.38%	1.31%

Return on equity
Net income (GAAP)	$40,872	$33,706	$44,129	$48,291	$5,798
Average total equity	1,681,211	1,567,381	1,605,798	1,632,992	1,576,717
Return on equity (GAAP)	9.78%	8.53%	10.90%	11.86%	1.49%

Operating return on equity (non-GAAP)
Operating net income (non-GAAP)	$43,769	$43,833	$47,050	$52,027	$49,695
Average total equity	1,681,211	1,567,381	1,605,798	1,632,992	1,576,717
Operating return on equity (non-GAAP)	10.47%	11.10%	11.62%	12.78%	12.78%

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)
	2024	2023
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Quarterly GAAP to Non-GAAP Reconciliations
Net interest margin
Net interest income	$106,990	$109,190	$107,786	$109,279	$111,030
Total average interest-earning assets	14,578,643	14,222,287	13,945,949	13,940,636	14,204,632
Net interest margin	2.95%	3.05%	3.07%	3.14%	3.17%

Net interest margin (FTE) (non-GAAP)
Net interest income	$106,990	$109,190	$107,786	$109,279	$111,030
Fully tax-equivalent adjustment (non-GAAP)	1,014	1,037	1,034	1,080	1,091
Fully tax-equivalent net interest income (non-GAAP)	108,004	110,227	108,820	110,359	112,121
Total average interest-earning assets	14,578,643	14,222,287	13,945,949	13,940,636	14,204,632
Net interest margin (FTE) (non-GAAP)	2.98%	3.07%	3.10%	3.18%	3.20%

Operating noninterest revenues (non-GAAP)
Noninterest revenues (GAAP)	$70,285	$67,769	$67,586	$65,984	$13,495
Loss on sales of investment securities	0	0	0	0	52,329
Gain on debt extinguishment	0	0	0	0	(242)
Unrealized (gain) loss on equity securities	(16)	(52)	49	50	0
Total operating noninterest revenues (non-GAAP)	$70,269	$67,717	$67,635	$66,034	$65,582

Operating noninterest expenses (non-GAAP)
Noninterest expenses (GAAP)	$118,084	$129,091	$116,504	$113,038	$114,052
Acquisition expenses	(35)	(7)	0	1	(57)
Acquisition-related contingent consideration adjustments	0	(2,200)	(80)	(1,000)	0
Restructuring expenses	0	(1,163)	0	0	0
Litigation accrual	(119)	(5,800)	0	0	0
Amortization of intangible assets	(3,576)	(3,563)	(3,576)	(3,705)	(3,667)
Total operating noninterest expenses (non-GAAP)	$114,354	$116,358	$112,848	$108,334	$110,328

Operating revenues (non-GAAP)
Net interest income (GAAP)	$106,990	$109,190	$107,786	$109,279	$111,030
Noninterest revenues (GAAP)	70,285	67,769	67,586	65,984	13,495
Total revenues (GAAP)	177,275	176,959	175,372	175,263	124,525
Loss on sales of investment securities	0	0	0	0	52,329
Gain on debt extinguishment	0	0	0	0	(242)
Unrealized (gain) loss on equity securities	(16)	(52)	49	50	0
Total operating revenues (non-GAAP)	$177,259	$176,907	$175,421	$175,313	$176,612

Noninterest revenues/total revenues
Total noninterest revenues (GAAP) – numerator	$70,285	$67,769	$67,586	$65,984	$13,495
Total revenues (GAAP) – denominator	177,275	176,959	175,372	175,263	124,525
Noninterest revenues/total revenues (GAAP)	39.6%	38.3%	38.5%	37.6%	10.8%

Operating noninterest revenues/operating revenues (FTE) (non-GAAP)
Total operating noninterest revenues (non-GAAP) – numerator	$70,269	$67,717	$67,635	$66,034	$65,582
Total operating revenues (non-GAAP)	177,259	176,907	175,421	175,313	176,612
Fully tax-equivalent adjustment (non-GAAP)	1,014	1,037	1,034	1,080	1,091
Total operating revenues (FTE) (non-GAAP) – denominator	178,273	177,944	176,455	176,393	177,703
Operating noninterest revenues/operating revenues (FTE) (non-GAAP)	39.4%	38.1%	38.3%	37.4%	36.9%

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)
	2024	2023
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Quarterly GAAP to Non-GAAP Reconciliations
Efficiency ratio (GAAP)
Total noninterest expenses (GAAP) – numerator	$118,084	$129,091	$116,504	$113,038	$114,052
Total revenues (GAAP) – denominator	177,275	176,959	175,372	175,263	124,525
Efficiency ratio (GAAP)	66.6%	72.9%	66.4%	64.5%	91.6%

Operating efficiency ratio (non-GAAP)
Total operating noninterest expenses (non-GAAP) - numerator	$114,354	$116,358	$112,848	$108,334	$110,328
Total operating revenues (FTE) (non-GAAP) - denominator	178,273	177,944	176,455	176,393	177,703
Operating efficiency ratio (non-GAAP)	64.1%	65.4%	64.0%	61.4%	62.1%

Total tangible assets (non-GAAP)
Total assets (GAAP)	$15,858,670	$15,555,753	$15,386,322	$15,108,050	$15,255,953
Goodwill and intangible assets, net	(904,439)	(897,987)	(901,334)	(901,709)	(900,914)
Deferred taxes on goodwill and intangible assets, net	45,433	45,198	44,593	45,003	45,369
Total tangible assets (non-GAAP)	$14,999,664	$14,702,964	$14,529,581	$14,251,344	$14,400,408

Total tangible common equity (non-GAAP)
Shareholders' equity (GAAP)	$1,656,955	$1,697,937	$1,554,939	$1,617,406	$1,634,013
Goodwill and intangible assets, net	(904,439)	(897,987)	(901,334)	(901,709)	(900,914)
Deferred taxes on goodwill and intangible assets, net	45,433	45,198	44,593	45,003	45,369
Total tangible common equity (non-GAAP)	$797,949	$845,148	$698,198	$760,700	$778,468

Shareholders’ equity-to-assets ratio at quarter end
Total shareholders’ equity (GAAP) – numerator	$1,656,955	$1,697,937	$1,554,939	$1,617,406	$1,634,013
Total assets (GAAP) – denominator	15,858,670	15,555,753	15,386,322	15,108,050	15,255,953
Shareholders’ equity-to-assets ratio at quarter end (GAAP)	10.45%	10.92%	10.11%	10.71%	10.71%

Tangible equity-to-tangible assets ratio at quarter end (non-GAAP)
Total tangible common equity (non-GAAP) - numerator	$797,949	$845,148	$698,198	$760,700	$778,468
Total tangible assets (non-GAAP) - denominator	14,999,664	14,702,964	14,529,581	14,251,344	14,400,408
Tangible equity-to-tangible assets ratio at quarter end (non-GAAP)	5.32%	5.75%	4.81%	5.34%	5.41%

Return on tangible equity (non-GAAP)
Net income (GAAP)	$40,872	$33,706	$44,129	$48,291	$5,798
Average shareholders’ equity	1,681,211	1,567,381	1,605,798	1,632,992	1,576,717
Average goodwill and intangible assets, net	(902,215)	(899,027)	(900,562)	(900,038)	(900,616)
Average deferred taxes on goodwill and intangible assets, net	45,315	44,896	44,798	45,186	45,750
Average tangible common equity (non-GAAP)	824,311	713,250	750,034	778,140	721,851
Return on tangible equity (non-GAAP)	19.94%	18.75%	23.34%	24.89%	3.26%

Operating return on tangible equity (non-GAAP)
Operating net income (non-GAAP)	$43,769	$43,833	$47,050	$52,027	$49,695
Average tangible common equity (non-GAAP)	824,311	713,250	750,034	778,140	721,851
Operating return on tangible equity (non-GAAP)	21.36%	24.38%	24.89%	26.82%	27.92%

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)
	2024	2023
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Quarterly GAAP to Non-GAAP Reconciliations
Book value (GAAP)
Total shareholders’ equity (GAAP) – numerator	$1,656,955	$1,697,937	$1,554,939	$1,617,406	$1,634,013
Period end common shares outstanding – denominator	52,765	53,327	53,427	53,528	53,725
Book value (GAAP)	$31.40	$31.84	$29.10	$30.22	$30.41

Tangible book value (non-GAAP)
Total tangible common equity (non-GAAP) – numerator	$797,949	$845,148	$698,198	$760,700	$778,468
Period end common shares outstanding – denominator	52,765	53,327	53,427	53,528	53,725
Tangible book value (non-GAAP)	$15.12	$15.85	$13.07	$14.21	$14.49

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